Exhibit 2.3

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of this      day of              2007, by and among Lance T. Shaner (“Shaner”), Benjamin W. Hulburt (“B. Hulburt”), Michael J. Carlson (“Carlson”), Jack Shawver (“Shawver”), Thomas F. Shields (“Shields”), Thomas C. Stably (“Stably”), Christopher K. Hulburt (“C. Hulburt”), PennTex Energy Inc., a Delaware corporation (“PennTex Energy”), and Rex Energy Corporation, a Delaware corporation (“Rex”).

W I T N E S S E T H:

WHEREAS, Shaner is the sole shareholder of PennTex Resources Illinois, Inc., a Delaware corporation (“PennTex Illinois”), and desires to contribute (the “PennTex Illinois Contribution”) all of the outstanding shares of common stock, $0.01 par value, of PennTex Illinois (the “PennTex Illinois Shares”) to Rex in exchange for the number of shares of Rex common stock, $0.001 par value (“Rex Common Stock”), set forth next to his name under PennTex Illinois Contribution in Schedule A;

WHEREAS, Shaner and B. Hulburt are the shareholders of Rex Operating Corp., a Delaware corporation (“Rex Operating”), and each desires to contribute (collectively, the “Rex Operating Contribution”) all of his shares of common stock, $1.00 par value, of Rex Operating (the “Rex Operating Shares”) to Rex in exchange for the number of shares of Rex Common Stock set forth next to his name under Rex Operating Contribution in Schedule A;

WHEREAS, Shaner, B. Hulburt, Carlson, Shawver, Shields, Stably, and C. Hulburt are the members of Rex Energy IV, LLC, a Delaware limited liability company (“Rex IV”), owning fifty percent (50%), fifteen percent (15%), seven percent (7%), seven percent (7%), seven percent (7%), seven percent (7%), seven percent (7%), respectively, of the limited liability company interest in Rex IV (the “Rex IV LLC Interest”), and each desires to contribute (collectively, the “Rex IV Contribution”) all of his Rex IV LLC Interest to Rex in exchange for the number of shares of Rex Common Stock set forth next to his name under Rex IV in Schedule A;

WHEREAS, Shaner is the sole limited partner of PennTex Resources LP, a Texas limited partnership formerly known as S.P. Penntex Energy L.P. (“PennTex LP”), owning ninety-nine percent (99%) of the partnership interest in PennTex LP (the “PennTex LP Partnership Interest”), and Shaner desires to contribute (the “PennTex LP Contribution”) all of his PennTex LP Partnership Interest to Rex in exchange for the number of shares of Rex Common Stock as set forth next to his name under PennTex LP Contribution in Schedule A;

WHEREAS, Shaner is the sole shareholder of PennTex Energy, Inc., a Delaware corporation (“PennTex Energy”), and desires to contribute (the “PennTex Energy Contribution”) all of the outstanding shares of common stock, $1.00 par value, of PennTex Energy (the “PennTex Energy Shares”) to Rex in exchange for the number of shares of Rex Common Stock set forth next to his name under PennTex Energy Contribution in Schedule A;

WHEREAS, in connection with the PennTex Illinois Contribution, the Rex Operating Contribution, the Rex IV Contribution, the PennTex LP Contribution and the PennTex Energy Contribution (collectively, the “Contributions”) and as an overall plan, the following transactions will also occur (collectively, the “Related Transactions”): (i) Douglas Oil & Gas Limited Partnership, a Delaware limited partnership (“Douglas Oil & Gas”), Douglas Westmoreland Limited Partnership, a Delaware limited partnership (“Douglas Westmoreland”), Midland Exploration Limited

Partnership, a Delaware limited partnership (“Midland”), Rex Energy Limited Partnership, a Delaware limited partnership (“Rex I”), Rex Energy II Limited Partnership, a Delaware limited partnership (“Rex II”), Rex Energy II Alpha Limited Partnership, a Delaware limited partnership (“Rex II Alpha”), and Rex Energy Royalties Limited Partnership, a Delaware limited partnership (“Rex Royalties”), will merge with and into Rex Energy I, LLC, a Delaware limited liability company (“Rex Energy I”), with the holders of the partnership interests in Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties receiving shares of Rex Common Stock (the “LP Mergers”); (ii) New Albany-Indiana, LLC, a Delaware limited liability company (“New Albany-Indiana”), and Rex Energy III LLC, a Delaware limited liability company (“Rex III”), will merge with and into Rex Energy I (the “LLC Mergers”), with the holders of the limited liability company interests in New Albany-Indiana and Rex III receiving shares of Rex Common Stock; and (iii) Rex Energy will consummate an initial public offering (the “IPO”) of the Rex Common Stock; and

WHEREAS, for U.S. federal income tax purposes (and state, local and foreign tax purposes where applicable), Shaner, B. Hulburt, Carlson, Shawver, Shields, Stably, C. Hulburt, PennTex Energy and Rex intend for, and will report the PennTex Illinois Contribution, the Rex Operating Contribution, the Rex IV Contribution, the PennTex LP Contribution, the PennTex Energy Contribution, the LP Mergers, the LLC Mergers and the IPO as being pursuant to a plan with the result that each is part of an exchange that is tax-free under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Contributions. Subject to Section 2 of this Agreement, each of Shaner, B. Hulburt, Carlson, Shawver, Shields, Stably and C. Hulburt (each, a “Contributor”, and collectively, the “Contributors”) agrees to contribute, transfer and assign to Rex immediately prior to the IPO all of his rights, title, and interest in and to the PennTex Illinois Shares, Rex Operating Shares, Rex IV LLC Interest, PennTex LP Partnership Interest and PennTex Energy Shares (collectively, the “Contributed Interests”) set forth next to his name in Schedule A in exchange for the number of shares of Rex Common Stock set forth next to his name in Schedule A.

2.	Consummation of the Related Transactions. The obligation of each Contributor to consummate the transactions contemplated by this Agreement is subject to the Related Transactions having been consummated prior to or contemporaneously with the consummation of the transactions contemplated by this Agreement.

3.	Required Consent for PennTex Resources Contribution. As required under Article 10 of the partnership agreement of PennTex Resources LP dated November 12, 1997 (the “Partnership Agreement”), PennTex Energy, the sole general partner of PennTex LP, hereby consents to Shaner’s contribution, transfer, and assignment to Rex of his rights, title, and interest in the PennTex LP Partnership Interest, waives all other restrictions imposed by the Partnership Agreement on such transfer to Rex, and admits Rex as a limited partner of PennTex LP upon the effectiveness of the PennTex LP Contribution.

4.	Further Assurances. From time to time following the date hereof, at the request of any party hereto and without further consideration, each other party hereto shall execute and deliver to such requesting party such instruments and documents and take such other action as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

5.	No Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective heirs, successors, and permitted assigns any right, benefit, or remedy under or by reason of this Agreement.

6.	Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

7.	Counterparts. For the convenience of the parties, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

8.	Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

9.	Amendment. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by or on behalf of the parties hereto.

10.	Tax Matters. For U.S. federal income tax purposes (and state, local and foreign tax purposes where applicable), the Contributors intend for, and agree to report, the LP Mergers, the LLC Mergers, the Contributions and the IPO as being pursuant to a plan with the result that each is part of an exchange that is tax-free under Section 351 of the Code.

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IN WITNESS WHEREOF, each of the parties to this Agreement has executed this Agreement as of the date first above written.

Lance T. Shaner		Thomas C. Stably

Benjamin W. Hulburt		Christopher K. Hulburt

REX ENERGY CORPORATION

Michael J. Carlson	By:
,

PENNTEX ENERGY, INC.

Jack Shawver	By:
Lance T. Shaner, as sole shareholder

Thomas F. Shields

SCHEDULE A

PennTex Illinois Contribution

Holder	Number of PennTex Illinois Shares Contributed	Number of Rex Shares Received
Lance T. Shaner	1,000	3,831,393

Rex Operating Contribution

Holder	Number of Rex Operating Shares Contributed	Number of Rex Shares Received
Lance T. Shaner	60	166,891
Benjamin W. Hulburt	40	111,261

PennTex LP Contribution

Holder	Percentage of Partnership Interest Contributed	Number of Rex Shares Received
Lance T. Shaner	99%	2,942,626

Rex IV Contribution

Holder	Percentage of LLC Interest Contributed	Number of Rex Shares Received
Lance T. Shaner	50%	2,635,594
Benjamin W. Hulburt	15%	790,678

Michael J. Carlson	7%	368,983
Jack Shawver	7%	368,983
Thomas F. Shields	7%	368,983
Thomas C. Stably	7%	368,983
Christopher K. Hulburt	7%	368,983

PennTex Energy Contribution

Holder	Number of PennTex Energy Shares Contributed	Number of Rex Shares Received
Lance T. Shaner	100	29,724